Exhibit (i)

Dechert LLP	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	200 Clarendon Street 27th Floor Boston, MA 02116-5021 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

September 22, 2010

Fidelity Rutland Square Trust II

82 Devonshire Street

Boston, MA 02109

Re: Post-Effective Amendment No. 11 and Amendment No. 14 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Fidelity Rutland Square Trust II, a Delaware statutory trust (the "Trust") and its separate series Strategic Advisers Emerging Markets Fund (the "Fund"), in connection with Post-Effective Amendment No. 11 and Amendment No. 14 to the Trust's Registration Statement on Form N-1A (the "Amendment"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the Investment Company Act of 1940, as amended.

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Amendment; the Amended and Restated Trust Instrument of the Trust dated March 8, 2006; and the By-Laws of the Trust dated June 4, 2009 (the "By-Laws"). In addition, we have reviewed and relied upon a Certificate issued by the Delaware Secretary of State. We have assumed that the By-Laws have been duly adopted by the Trustees. We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Fund's Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that:

1. The Trust has been duly formed and is validly existing as a statutory trust under the laws of the state of Delaware; and

2. the Shares registered under the Securities Act, when issued in accordance with the terms described in the Amendment, will be legally issued, fully paid and non-assessable by the Trust.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the use of this opinion as an exhibit to the Amendment. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

We are members of the Bar of the Commonwealth of Massachusetts and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the Commonwealth of Massachusetts. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP

Dechert LLP